Exhibit 99.2

Investor Contact:

Timothy Robinson

Chief Financial Officer

ir@choosemedifast.com

ICR, Inc.

Katie Turner

(646) 277-1228

Medifast, Inc. Announces Appointment of New Independent Director

OWINGS MILLS, Md., May 23, 2013 – Medifast, Inc. (NYSE: MED), a leading United States manufacturer and provider of clinically proven portion-controlled weight-loss products and programs, announced today the appointment of Kevin G. Byrnes to its Board of Directors and the Company’s Audit Committee, effective immediately.

Mr. Byrnes has more than 40 years of financial experience working in the retail and commercial banking industries. He is currently Chairman of the Board of Bay Bank, with assets of approximately $500 million and 12 branches located in the Baltimore metropolitan area. Mr. Byrnes served as President/COO and Director of Provident Bank from 2002 to 2009. Provident, acquired by M&T Bank in May 2009, was the largest independent financial institution in the Maryland and Northern Virginia marketplaces at that time, with $6.5 billion in assets, 150 branches and 1,600 employees. Prior to Provident Bank, Mr. Byrnes spent 25 years with the Chase Manhattan Bank in various executive management positions. Mr. Byrnes began his career at Bankers Trust Co. in New York.

“We are pleased to announce the appointment of Kevin to our Board and believe he brings significant financial experience given his extensive career in the banking industry,” commented Michael C. MacDonald, Medifast’s Chairman and Chief Executive Officer. “We look forward to his contributions and perspective as we continue to focus on sales and profitability growth across our multi-channel business model with Take Shape for Life, Medifast Direct, Medifast Weight Control Centers, and Wholesale Physicians.”

About Medifast

Medifast (NYSE: MED) is the leading easy-to-use, clinically proven, portion-controlled weight-loss program. The company sells its products and programs via four unique distribution channels: 1) the web and national call centers, 2) the Take Shape For Life personal coaching division, 3) Medifast Weight Control Centers, and 4) a national network of physicians. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto www.MedifastNow.com.

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